Exhibit 6.1

LICENSE AGREEMENT

Purpose

This License Agreement (the “Agreement”) sets out the terms and conditions under which BacTech Environmental Corporation (“BAC”) will grant a license to GMR Inc. (“GMR”) for BAC’s proprietary gold recovery technology.

License

BAC agrees to provide GMR with the technology to recover gold from contaminated refractory tailings. Technology includes but is not limited to all the proprietary knowledge, information, methodology, specifications, engineering requirements and design parameters and operational practices necessary to achieve a minimum recovery of 90%. An advance royalty fee of $20,000 will be applicable at the time of signing and such fee shall be creditable against BAC undiluted equity interest in the project described below.

Project

The license is limited to the Project which is defined as the Regional Municipality of Snow Lake in the Province of Manitoba.

No Ownership

GMR acknowledges and agrees that in granting the license to GMR, it does not confer to GMR any ownership rights and privileges with respect to the technology provided under the license and that GMR may not use such technology for any other purpose other than the Project without the express written consent of BAC.

Non-Competition

For the period of this Agreement, BAC agrees not to provide a licence or any of the technology provided under the license to any other party for the purposes of the Project without the express written consent of GMR.

No Guarantee of Success

Each of GMR and BAC acknowledge and agree that there is no guarantee of the commercial viability of the Project. BAC further does not guarantee any technical performance for the Project, which includes, but not limited to, gold recovery and/or arsenic removal.

Consideration

In consideration for entering into the Agreement and fulfilling its roles and responsibilities, BAC shall be entitled to 5% undiluted equity interest in the net income of the Project.

Roles & Responsibilities

BAC role is the development and application of BAC’s proprietary gold recovery/ technology to the Project and as such, will be responsible as the Technical Operating Authority with respect to gold recover throughout the term of the Project.

GMR’s role is to develop and manage all other aspects of the Project including but not limited to:

●	Secure the exclusive rights to the Project.
●	Establish strong relationships with all stakeholders including First Nations, the Municipality of Snow Lake and its residents, the Province of Manitoba and the Government of Canada.
●	Negotiate access to the Project with HudBay Minerals
●	Assess the economic viability of the Project including an updated PEA
●	Develop and an implement proprietary optimal corporate structure and financing solutions to increase the economic viability of the Project on a zero-cost basis to the Province of Manitoba.
●	Permit the Project including completion of the Environmental Assessment Report and all associated and supporting studies as required.
●	Manage the overall development, operation and conclusion of the Project

Indemnity

GMR acknowledges that in licensing its proprietary gold recovery technology to GMR, BAC assumes no environmental liability that may arise from Project.

GMR will indemnify and save harmless, BAC together with its directors, officers, employees, agents, legal counsel, successors and assigns, from and against any and all environmental claims, actions, causes of action, liability, losses or damages, expenses, penalties and interest (a “Loss”) that may arise from the Project. This indemnity shall not extend to a Loss arising from negligence on the part of or a breach of any representation, warranty or covenant of BAC, its directors, officers, employees or agents pursuant to this agreement and any subsequent agreements in connection with the Project.

Term

This agreement shall have an effective date of March 1st, 2019 and shall continue for a period of three (3) years or until terminated by mutual written consent at any time subject to the specific rights of termination provided for herein. On the date that GMR secures an exclusive contract from the Province of Manitoba for the Project, the term will automatically extend an additional seven (7) years for a total term of ten (10) years from the effective date. Notwithstanding this automatic extension, if GMR is unsuccessful in securing an exclusive contract, BAC will have the right to terminate the contract after thee (3) years.

Confidentiality

GMR acknowledges that the gold recovery technology is proprietary and confidential to BAC and that BAC’s confidential information is protected by the Mutual Confidentiality Agreement executed between them on ●, 2019.

BAC acknowledges that GMR’s business strategy and financing structure methods are proprietary and confidential to GMR and that GMR’s confidential information is protected by the Mutual Confidentiality Agreement executed between them on ●, 2019.

Both GMR and BAC agree that upon execution of this Agreement and the Mutual Confidentiality Agreement, if the term of this Agreement is extended, so to shall the term of the Mutual Confidentiality Agreement be extended to ●, 2029.

Equity Participation

BAC is entitled to an undiluted 2.5% equity interest in the net income of the Project. BAC has the right but not the obligation to participate in any equity offerings associated with financing the Project.

Board Seat

On the date that GMR secures an exclusive contract from the Province of Manitoba for the Project, BAC shall have the right to have a nominee on GMR’s Board of Directors.

Expenses

GMR is responsible to finance the expenses of the project. Expenses incurred by BAC in relation to the development and operation of the Project shall be recovered by BAC from GMR on a cost + 15% basis.

No Agency

Each of BAC and GMR agree not to distribute, circulate or otherwise make available any materials which include a reference to the other without the others prior consent.

Termination

This agreement may only be terminated if either party is in breach of any material terms of the agreement or by mutual consent.

Dispute Resolution

The Parties agree that any disputes between them arising under the agreement shall, to the extent possible, be resolved by referring the matter to a mutually acceptable mediator. Mediation shall be a condition precedent to the commencement of any litigation or other formal proceeding. Notwithstanding the terms and conditions above, BAC and GMR agree to work together and in good faith for the mutual benefit of both parties in furtherance of Project.

No Waiver

It is further understood and agreed that no failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder

Severability

Each of the provisions of this agreement shall be separate and distinct and, if any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions, hereof shall not be affected or impaired thereby.

No Assignment

Neither Party may assign this Agreement without the prior written consent of the other Party, which consent may be withheld for any reason,

Entire Agreement

This Agreement represents the entire agreement between GMR and BAC regarding the Project shall supersede all previous communications, representations, understandings, and agreements, whether oral or written, by or between the GMR and BAC with respect to the Project.

Notices

Notice permitted or required by this Agreement to be given shall be in writing and shall be delivered by hand or by facsimile as follows:

If to GMR: GMR Inc. c/o Oberon Capital Corporation I 30 King St W Suite 1800 Toronto, ON, M5X 1£3 Attention: David LeClaire Phone No.: 1-416-613-3847 Email: david.leclaire@oberoncapcorp,com	If to BAC: BacTech Environmental Corporation [Address] [Address] Attention: Ross Orr, President & CEO Phone No: E-mail:

Counterparts

This Agreement may be executed in counterparts each of which shall he deemed to be an original and all of which shall constitute one and the same document. Each of GMR and BAC shall be entitled to rely on delivery of a facsimile copy of this Agreement, and acceptance by either GMR or BAC of a facsimile copy of this Agreement shall create a legal, valid and binding agreement between GMR and BAC in accordance with the terms hereof.

Governing Law and Attornment

This Agreement shall be governed and interpreted by and construed ln accordance with the law of the Province of Ontario and the federal laws of Canada applicable therein.

Language

GMR and BAC acknowledge having expressly required that this Agreement and all documents relating thereto be drawn up in English. Les parties ont exige que le present contrat ainsi que tous les documents qui s’y rattachent soiet rediges en langue anglaise.

IN WITNESS WHEREOF each of the parties below have entered into this Agreement on this the 1st day of February 2018

GMR INC.	BACTECH ENVIRONMENTAL CORPORATION

Per:	Per:

David LeClaire	Ross Orr
President	President & CEO